Exhibit 99.1

ERT Announces Stockholder Approval of Merger

PHILADELPHIA, June 22, 2012 – eResearchTechnology, Inc. (Nasdaq: ERT), a global technology-driven provider of health outcomes research services to biopharmaceutical sponsors and contract research organizations, announced today that at a special meeting of stockholders held this morning, its stockholders approved, among other things, the proposal to adopt the Agreement and Plan of Merger, dated as of April 9, 2012, pursuant to which ERT will be acquired by affiliates of Genstar Capital LLC, a leading middle market private equity firm for $8.00 per share in cash.

Approximately 77.5% of the shares of ERT common stock issued and outstanding as of the close of business on May 18, 2012, the record date for the special meeting, were represented in person or by proxy at the special meeting. Approximately 99.2% of the shares represented in person or by proxy at the special meeting, constituting approximately 77.0% of the total number of shares of ERT common stock issued and outstanding as of the record date, voted in favor of the proposal to adopt the merger agreement.

The completion of the acquisition of ERT by Genstar is subject to the satisfaction of closing conditions set forth in the Merger Agreement and discussed in ERT`s definitive proxy statement filed with the Securities and Exchange Commission on May 21, 2012.

About ERT

ERT (www.ERT.com) is a global technology-driven provider of health outcomes research services and customizable medical devices supporting biopharmaceutical sponsors and contract research organizations (CROs) to achieve their drug development and healthcare objectives.

ERT harnesses leading technology coupled with unrivaled processes and scientific expertise to collect, analyze, and report on clinical data to support the determination of health outcomes critical to the approval, labeling and reimbursement of pharmaceutical products. ERT is the acknowledged industry leader in centralized cardiac safety and respiratory efficacy services and also provides electronic Patient Reported Outcomes (ePRO) and outcomes assessments for multiple modalities across all phases.

About Genstar Capital

Genstar Capital (www.gencap.com) is a leading private equity firm that has been actively investing in high quality companies for more than 20 years. Based in San Francisco, Genstar works in partnership with its management teams and its network of operating executives and strategic advisors to transform its portfolio companies into industry-leading businesses. Genstar has more than $3 billion of committed capital under management and targets investments focused on selected sectors within the life science, healthcare services, software and software services, insurance and financial services, and industrial technology industries.

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Forward-Looking Statements

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties, which could cause actual results to differ materially from those expressed or implied from such statements. These risks and uncertainties include, without limitation, the risk that the closing conditions are not met and that the transaction with Genstar is not completed. Other risks and uncertainties that may affect forward-looking statements are described in the “Risk Factors” section and elsewhere in the company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission (SEC) on March 2, 2012. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. ERT’s ability to complete the transaction is dependent upon customary closing conditions, not all of which are within the control of ERT or Genstar.

ERT Contact: Keith Schneck ERT 215-282-5566 Genstar Contact: Chris Tofalli Chris Tofalli Public Relations 914-834-4334